Exhibit 10.15

Consulting and Exclusive Referral Agreement, by and among Seller, Purchaser and
                                   Maxmillian

                   CONSULTING AND EXCLUSIVE REFERRAL AGREEMENT

                     This Consulting and Exclusive Referral Agreement (the "Consulting Agreement") is dated this 9th day of December, 2002 and is executed by and among Shep E. Gordon, of 3624 South Kihei Road, Kihei, Hawaii 96753 ("Gordon"), Drinks Americas Inc., a Delaware corporation with its principal executives offices located at 372 Danbury Road, Wilton, Connecticut 06897 ("Drinks Americas"), and Maxmillian Partners, LLC, a Delaware limited liability company with it principal executive offices located at 372 Danbury Road, Wilton, Connecticut 06897 ("Maxmillian" and together with Drinks Americas the "Companies").

         RECITALS

      1. The Companies are directly or indirectly engaged in the beverage industry.

      2. Drinks Americas is purchasing a percentage interest in Old Whiskey River Distilling Company LLC, a Hawaii limited liability company ("Old Whiskey") and Y Sake LLC, a Hawaii limited liability company ("Y Sake") from Gordon in reliance, in part, on his agreement to advise Drinks Americas with respect to the business of said limited liability companies and his representations, covenant and agreements in this Consulting Agreement.



      3. Drinks Americas desires to expand its business by developing new brands, and the Companies desire to obtain Gordon's advice, knowledge, experience and business contacts in order to expand their respective business.



      4. Gordon has valuable knowledge, experience and business contacts with regard to Old Whiskey and Y Sake and the production and distribution of their respective products and with regard to the beverage industry.

      5. The Companies and Gordon seek to enter into an agreement by which Gordon will provide consulting services to the Companies; and Drinks Americas and Gordon seek to enter into an agreement by which Gordon will exclusively present to Drinks Americas certain Brand (as such term is defined herein) and assist Drinks Americas in the development, licensing, manufacturing, promotion and/or distribution of such Brands pursuant to the terms and conditions set forth herein.

      NOW, THERFORE, for valuable consideration, the Companies herby engage Gordon, and Gordon hereby accepts the engagement, to perform services for the benefit of the Companies and their affiliates and customers on all of the following terms and conditions:

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                                    ARTICLE I

                                   DEFINITIONS

      "Brand" shall mean a brand by which a beverage is known, but not including the Old Whiskey River or Y Sake Brands.


      "Compensation" shall have the meaning set forth in Section 2.3.



      "Consulting Services" shall mean all of those consulting services set forth on Exhibit A hereto.



      "Exclusive Referral Period" shall mean the period including the Initial Exclusive Referral Period and the Subsequent Exclusive Referral Period, as applicable.



      "Extended Exclusive Referral Period" shall mean the period following the Initial Exclusive Referral Period and the Subsequent Exclusive Referral Period as applicable, the Subsequent Exclusive Referral Period, as set forth in Section
3.3 below.



      "Identify" shall have the meaning set forth in Section 3.1(b) below.



      "Initial Exclusive Referral Period" shall mean the eighteen month period following the Closing Date (as such term is defined in that certain Interest Purchase Agreement between Drinks Americas and Gordon entered concurrently herewith).



      "Participate" shall have the meaning set forth in Section 3.1(a).



      "Subsequent Exclusive Referral Period" shall mean the eighteen month period following the later of: (a) the Initial Exclusive Referral Period, as set forth in Section 3.2 below, or (b) the Extended Exclusive Referral Period with respect to the Initial Exclusive Referral Period, if any.



      "Substantially Similar Terms" shall mean the same Brand and right thereto; financial terms, budgets, projected balance sheet, projected profit and loss and cash flow statements, equity participation, and capital commitment with respect to such Brand, its licensing and promotion, and its manufacture and distribution; closing date and management.



                                   ARTICLE II

                               CONSULTING SERVICES

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      2.1 Consulting Services. Gordon agrees to perform the Consulting Services.



      2.2 Compliance. Gordon shall perform all services diligently, competently and in conformity with all standards of professional conduct generally prevailing in the industry. In the performance of the services, the Companies and Gordon shall cooperate diligently and in good faith with the mutual objectives of enhancing the respective business, customer relations and profits of each of the Companies.



      2.3 Compensation. As compensation for Gordon's services to Maxmillian and Drinks Americas, Maxmillian shall issue 4.0 units of interest of Maximillian , representing a two percent (2%) interest in Maxmillian, subject to the terms and conditions set forth in a certain Subscription Agreement and Maxmillian's Operating Agreement (the "Maxmillian Compensation"). As compensation for Gordon's services to Drinks Americas, Drinks Americas shall pay Gordon $600,000 in five equal annual installments, commencing on the eighteen (18) month anniversary of the date of this Consulting Agreement and on the succeeding four
(4) annual anniversaries of said eighteen (18) month anniversary (the "Drinks Americas Compensation"). Drinks Americas may pay Gordon all of any portion of the Drinks Americas Compensation prior to the scheduled dates, without penalty or premium.



      2.4 Conversion of Drinks Americas Compensation



      (a) Gordon may, at any time after the date of this Consulting Agreement convert the balance of the Drinks Americas Compensation due to him under this Consulting Agreement into shares of common stock of Drinks Americas up to such number of said shares as would represent no more than four percent (4%) of the total number of issued and outstanding shares of capital stock of Drinks Americas, on an as converted basis, if applicable, as of the date of such conversion; provided: (i) Gordon enters into such Subscription Agreement and Stockholder Agreements as may be required by Drinks Americas, (ii) Gordon obtains the appropriate regulatory approvals with respect to hold an interest in an alcoholic beverage license, and (iii) Gordon's becoming a stockholder of Drinks Americas does not adversely affect the alcoholic beverage registrations, permits or licenses of either of the Companies, Old Whiskey, Y Sake or their affiliated companies. The price per share applicable to the conversion shall be equal to: (x) if Drinks Americas is publicly traded, the market price per share as of the tenth (10th) business day immediately preceding the conversion, or (y) if Drinks Americas is not publicly traded, the price per share applicable to the offering of Drinks Americas shares most recently consummated before the conversion or, if no said offering has taken place, $1.00 per share.



      (b) If at any point after the exercise of the conversion option set forth in subsection (a) above, it is determined that Gordon is ineligible or is prohibited from retaining an interest in an alcoholic beverage licensee by any relevant federal, state, local or any other regulatory agency, Gordon hereby agrees that Drinks Americas may divest him of his interest in Drinks Americas at the then current fair market value of such interest as determined by a mutually agreed upon independent accounting firm; provided, however, that in the event such mutual agreement cannot be reached, Drinks Americas and Gordon shall each designate an accounting firm and together the two designated accounting firms shall mutually designate a third independent accounting firm to determine the then current fair market value of such interest.

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      2.5 Relationship of the Parties. Gordon shall for all purposes be an independent contractor and not an agent, employee, or partner of Maxmillian, Drinks Americas or any of its affiliates. Maxmillian and Drinks Americas are interested only in the results to be achieved, and the conduct and control of the work of Gordon will lie solely with Gordon. Gordon shall not be considered an employee of Maxmillian or Drinks Americas for any purpose. Gordon shall not be entitled to any benefits that Maxmillian or Drinks Americas normally provides for their respective employees. Neither Maxmillian nor Drinks Americas is required to use Gordon exclusively with respect to such any services.



      2.6 Duration. The provision of this Article II shall be in effect for a period of seventy-eight (78) months from the date hereof, provide however that
Section 2.4(b) shall survive said period.



                                   ARTICLE III

                          EXCLUSIVE REFERRAL PROVISIONS



      3.1 Initial Exclusive Referral Period



      (a) During the Initial Exclusive Referral Period, Gordon shall exclusively and properly Identify to Drinks Americas at least three Brands with respect to which Drinks Americas will have an exclusive option to: (i) participate in the ownership of each Brand with Gordon, and (ii) obtain exclusive distribution rights for each Brand (collectively, "Participate").



      (b) In order to properly "Identify" a Brand, Gordon shall provide to Drinks Americas:

      (i) a business plan including a projected balance sheet, pro forma profit and loss statements, projected cash flow statements under which the new brand would be owned, licensed, manufactured, distributed and promoted, budgets, financial plans properly reflecting the capital participation of each of the parties to the proposed venture;

      (ii) all terms applicable to the exclusive distribution rights of the proposed Brand, including without limitation the distributorship term, price and volume obligations on the distributor, termination rights by the brand owners, the distribution and licensing fees, and the distribution channels and structure.

      (iii) a proposed ownership structure of the proposed Brand and the limited liability company under which said Brand would be owned or licensed between Drinks Americas and Gordon, wherein: (A) Drinks Americas would be able to consolidate said Brand and limited liability company as part of its financial statements and for tax reporting purposes, (B) Drinks Americas and Gordon would have equal rights (fifty percent (50%) each) to all distributions of cash and other property and all allocations of liability, profit, gain, loss and other tax items resulting from said Brand and limited liability company, but not from said Brand's distribution, and (C) control of the venture would be allocated, provided that such allocation will allow Drinks Americas to consolidate said Brand and limited liability company as set forth in clause (A) above; and

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      (iv) a letter of intent.



      (c) Upon receipt of the material listed in subsection (b) above, Drinks Americas shall have the option, exercisable for thirty (30) days from the date of delivery of the proposal, to accept the proposal on substantially the terms set forth therein. If Drinks Americas exercises the option, that transaction must closes within forty-five (45) days from the date of the acceptance. If Drinks Americas does not exercise its option, then the procedures set forth in
Section 3.5 hereof shall become effective.



      3.2 Subsequent Exclusive Referral Period. In the event that Gordon properly Identifies at least three Brands pursuant to Section 3.1 above, and provided the Initial Exclusive Referral Period is not terminated pursuant to
Section 3.4 below, then a Subsequent Exclusive Referral Period shall follow for an additional eighteen (18) months during which Gordon shall exclusively and properly identify three additional Brands to Drinks Americas on the same terms as set forth in Section 3.1 herein.



      3.3 Extended Exclusive Referral Period. If during the Initial Exclusive Referral Period or the Subsequent Exclusive Referral Period, Gordon fails to exclusively and properly Identify the proper number of Brands to Drinks Americas, then the respective period shall be extended until such time as Gordon exclusively and properly Identifies three Brands for consideration by Drinks Americas for each of said periods. This Extended Exclusive Referral Period shall end only when the three Brands have been exclusively and properly Identified pursuant to the terms set forth in Section 3.5(c).



      3.4 Termination of Exclusive Referral Period. If during the Initial Exclusive Referral Period Gordon exclusively and properly Identifies three Brands to Drinks Americas and Drinks Americas elects not to Participate in any of the proposals, then the Initial Exclusive Referral Period shall automatically terminate, provided that none of the three proposals are disqualified pursuant to the terms of Section 3.5(c).



      3.5 Third Party Offers.

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      (a) During the Exclusive Referral Period and any Extended Exclusive
Referral Period, as applicable, Gordon shall not negotiate or make any offers or promises to enter into any venture with any third party relating to future Brands involving their development, licensing, manufacturing, promotion, distribution or any activity related thereto, without first complying with the provisions set forth herein.



      (b) If during the Exclusive Referral Period or any Extended Exclusive Referral Period, Drinks Americas fails to exercise its option to Participate within the period set forth in Section 3.1(c) with regard to a Brand properly Identified by Gordon, then Gordon may offer the right to Participate to a third party on Substantially Similar Terms as such Brand was proposed to Drinks Americas, such terms to include those set forth in Section 3.1(b) above. If the terms contained in the proposal to the third party are not Substantially Similar terms to those contained in the proposal to Drinks Americas, Gordon must first present the proposal to Drinks Americas, following the procedures set forth in
Section 3.1. If at any time following a properly offered proposal to a third party under this Section 3.5(b) and the consummation of the transaction with such third party the terms of the proposal are altered such that they are no long Substantially Similar Terms to those terms initially proposed to Drinks Americas, Gordon must follow the procedures set forth in Section 3.1 with regard to such revised proposal prior to the consummation of the transaction with the third party or such transaction with the third party will be deemed a violation of Section 3.5(a).



      (c) If neither Drinks Americas nor a third party chooses to accept the terms of a proposed Brand's proposal, then, notwithstanding anything set forth herein, such Brand shall not be counted as a properly Identified Brand as required pursuant to this Section 3.



                                   ARTICLE IV

                                  MISCELLANEOUS



      4.1 Amendment or Modification. This Consulting Agreement may not be amended, modified or supplemented by the parties in any manner except by an instrument in writing signed on behalf of each party by its duly authorized officer or representative.



      4.2 Waiver. Any of the terms or conditions set forth in this Consulting Agreement may be waived at any time by the party entitled to the benefit thereof; provided, however, that no such waiver shall be effective unless contained in a written instrument signed by the waiving party. The failure of any party to enforce at any time any of the provisions of this Consulting Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Consulting Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Consulting Agreement shall be held to be a waiver of any other or subsequent breach.

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      4.3 Assignability. This Consulting Agreement may be assigned by Drinks
Americas and/or Maxmillian without Gordon's prior consent; however, being that the services to be performed by Gordon are personal in nature, Gordon may not assign his obligation and agreements hereunder without the prior written consent of the Companies.



      4.5 Severability. If any provision of this Consulting Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Consulting Agreement, all of which shall remain in full force and effect.



      4.6 Governing Law. This Consulting Agreement shall be governed by, and be construed in accordance with, the laws of the State of New York, excluding its conflict of laws rules.



      4.7 Choice of Law and Disputes. Any controversy, claim, dispute arising out of, or in connection with, or relating to this Consulting Agreement, or the breach or performance thereof, shall be submitted to arbitration in the City of New York, pursuant to the rules then obtaining of the American Arbitration Association. Any decision or award rendered by such arbitration shall be final and binding upon the parties hereto and judgment may be entered in any Court having authority to do so. Any decision or award by the arbitrator(s) rendered pursuant to this Consulting Agreement shall be limited to the specific parties involved and the specific issues determined therein. The decision and award of the arbitrator(s) shall not be given any collateral estoppel effect with regard to issues of fact or law determined or necessarily determined thereby.



      4.7 Counterparts. This Consulting Agreement may be executed and endorsed in one or more original or facsimile counterparts and each such facsimile counterparts shall, for all purposes, be deemed to be an original, and all counterparts shall together constitute one and the same instrument.



      4.8 Notices. All notices, requests, demands or other communications under or with respect to this Consulting Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified or registered mail, return receipt requested, postage prepaid, a nationally recognized overnight courier service or sent by facsimile transmission to the parties at the respective addresses set forth below such party's name on
Schedule I attached hereto, or at such other address as shall be designated by a party in a written notice to other parties.

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      IN WITNESS WHEREOF the parties have executed this Consulting Agreement on the day and year first above written.

                                                DRINKS AMERICAS INC.

                                                By: /s/  J. Patrick Kenny
                                                    ----------------------------
                                                Name: J. Patrick Kenny
                                                Title:  Chief Executive Officer
                                                /s/ Shep E. Gordon

                                                SHEP E. GORDON

                                                MAXMILLIAN PARTNERS, LLC

                                                By: /s/ J. Patrick Kenny
                                                    ----------------------------
                                                Name: J. Patrick Kenny
                                                Title: Manager

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                                    EXHIBIT A

                               Consulting Services


      To bring celebrity status to new brands developed by the Companies and existing brands with which the Companies, Old Whiskey and Y Sake have an existing relationship and to leverage celebrity personalities in the marketing of spirits, resulting in considerable economic benefit to the Companies, Old Whiskey and Y Sake.

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                                   SCHEDULE I
                                     Notice

         Name and Address
         Drinks Americas Inc.
         372 Danbury Road
         Wilton, Connecticut 06897
         Attention: J. Patrick Kenny
         Phone: (203) 762-7000
         Fax: (203) 762-8992

         With a copy to:

         Curtis, Mallet-Prevost, Colt & Mosle LLP
         695 East Main Street
         Stamford, Connecticut 06901
         Attention: Remy A. Rodas, Esq.
         Phone: (203) 359-6200
         Fax: (203) 328-2617

         Shep Gordon
         3624 South Kihei Road
         Kihei, Hawaii 96753
         Phone: (808) 891-0022
         Fax: (808) 879-2734

         With a copy to:

         Mancini, Rowland & Welch
         The Kahaului Building, Suite 470
         Kahului, Maui, Hawaii 96732
         Attention: Paul R. Mancini, Esq.
         Phone: (808) 871-8351
         Fax: (808) 871-0732

         Maxmillian Partners, LLC
         372 Danbury Road
         Wilton, Connecticut 06897
         Attention: J. Patrick Kenny
         Phone: (203) 762-7000
         Fax: (203) 762-8992

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         With a copy to:

         Curtis, Mallet-Prevost, Colt & Mosle LLP
         695 East Main Street
         Stamford, Connecticut 06901
         Attention: Remy A. Rodas, Esq.
         Phone: (203) 359-6200
         Fax: (203) 328-2617

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                                   Schedule I

                              Address of Subscriber

         Shep E. Gordon
         3624 South Kihei Road
         Kihei, Hawaii 96753


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